Exhibit 4.5

FOURTH SUPPLEMENTAL INDENTURE

This Fourth Supplemental Indenture (“Fourth Supplemental Indenture”) is dated as of September 29, 2014 among InterMune, Inc., a Delaware corporation (the “Issuer”), Roche Holdings, Inc., a Delaware corporation (the “Parent”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee under the Indenture defined below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee are parties to that certain Base Indenture, dated as of September 19, 2011 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated as of January 22, 2013 (“Second Supplemental Indenture” and the Base Indenture as modified and supplemented by the Second Supplemental Indenture and as modified and supplemented hereby, the “Indenture”), pursuant to which the Issuer issued its 2.50% Convertible Senior Notes due 2017 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of August 22, 2014 (the “Merger Agreement”) among the Issuer, the Parent and Klee Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), following the consummation of a cash tender offer by Merger Sub to purchase all of the outstanding shares of Common Stock of the Issuer, par value $0.001 per share (“Share”), subject to the satisfaction and/or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Issuer with the Issuer surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger, each Share will be converted into the right to receive $74.00 in cash, net to the seller thereof, without interest, subject to any withholding of taxes required by applicable law (the “Offer Price”);

WHEREAS, Section 3.06 of the Second Supplemental Indenture provides that, should the Issuer not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Issuer shall file with the Trustee annual and quarterly reports containing substantially the same information as would have been filed with the SEC had the Issuer been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act;

WHEREAS, in connection with the Merger, the Issuer will cease to (i) be a reporting company under the Exchange Act, (ii) file reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, and (iii) have an obligation to file financial reports containing substantially the same information as would have been required to be filed with the SEC, other than pursuant to the first supplemental indenture between the Issuer and the Trustee dated as of September 19, 2011 to the Base Indenture, being further supplemented as of the date hereof, and the Second Supplemental Indenture;

WHEREAS, upon execution of this Fourth Supplemental Indenture, the Parent desires to (i) fully and unconditionally guarantee all payment obligations of the Issuer under the Indenture and the Notes on the terms set forth herein and (ii) assume certain reporting obligations to the Trustee in lieu of the Issuer;

WHEREAS, Section 5.06 of the Second Supplemental Indenture provides that, in connection with the Merger, the Issuer and the Trustee shall enter into a supplemental indenture providing that each $1,000 principal amount of Notes shall be convertible into the amount of cash receivable upon consummation of the Merger by a holder of a number of shares of Common Stock issuable upon conversion of such Notes at the prevailing Conversion Rate immediately prior to the Merger;

WHEREAS, in connection with the foregoing, Section 10.02 of the Second Supplemental Indenture provides that the Issuer and the Trustee may, without the consent of holders of the Notes, enter into a supplemental indenture to, among other things, (i) add guarantees with respect to the Notes, (ii) provide for conversion of the Notes in accordance with the Indenture, and (iii) make any other change that does not adversely affect the rights of the Holders;

WHEREAS, the Issuer and the Parent desire and hereby request that the Trustee join with them in the execution and delivery of this Fourth Supplemental Indenture, and in accordance with Section 8.01(iii) of the Second Supplemental Indenture and Sections 9.7 and 10.4 of the Base Indenture, the Issuer has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee responsive to and in compliance with the matters stated therein; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture have been complied with or have been done or performed by the Issuer and the Parent.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Issuer, the Parent and the Trustee agree as follows for the benefit of each party and the Holders:

ARTICLE 1
Definitions

Section 1.01.  General.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2
Guarantee

The Parent agrees that:

Section 2.01.  The Guarantee.  Subject to the provisions of this Article 2, the Parent hereby fully and unconditionally guarantees the due and punctual payment of the principal of (and premium, if any) and interest on, and any other amounts payable under the Indenture and the Notes, when and as the same shall become due and payable, whether at maturity, a specified payment date, upon acceleration, redemption or otherwise, according to the terms thereof (the “Guarantee”).  In the case of any failure by the Issuer (which term includes any successor Person under the Indenture) to make punctually any such payment of the principal of and, premium, if any, and interest on and any other amounts payable in respect of the Notes, the Parent hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, a specified payment date, upon acceleration, redemption or otherwise, according to the terms thereof, and as if such payment were made by the Parent.

Section 2.02.  Ranking. The Guarantee shall be the Parent’s senior unsecured obligation and shall rank equally in right of payment with all of its other senior and unsecured debt obligations.

Section 2.03.  Guarantee Unconditional. The Parent hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by: any invalidity, irregularity, illegality or unenforceability of any Note, any incapacity or lack or limitations of powers, authority of the Issuer or of the Issuer’s directors, officers, employees, agents or representatives; any failure to enforce the provisions of any Note; any waiver, modification, releases, discharges or indulgence granted to the Issuer with respect thereto, by the holder of any Note; the entry of any judgment against the Issuer; the initiation or pendency of any proceedings with respect to the Issuer under any applicable bankruptcy, liquidation, insolvency, reorganization or other similar law; or any other circumstance that may otherwise constitute a legal defense of, or equitable discharge to, the Parent; provided, however, that no such waiver, modification or indulgence shall, without the consent of the Parent, increase the principal of any Note, or increase the premium, if any, or the interest rate thereon or alter the maturity date thereof.

Section 2.04. Waiver by Parent; Discharge Only Upon Payment in Full. Provided that any Holder of Notes shall have made a request (oral or written) to the Issuer for payment (which procedural requirement to make such a request shall not apply in the event of the initiation or pendency of any proceedings with respect to the Issuer under any applicable bankruptcy, liquidation, insolvency, reorganization or other similar law), the Parent hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to any or all Notes or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, and premium, if any, and interest on and other amounts payable in respect of the Note.  A Holder need not exhaust any recourse that it may have against the Issuer or other Persons before being entitled to full payment from the Parent under the Guarantee

Section 2.05.  Payment Guarantee. The Guarantee is a guarantee of payment and not of collection.

Section 2.06.   Subrogation. The Parent shall be subrogated to all rights of the Holder of any Note against the Issuer in respect of any amounts paid to such Holder by the Parent pursuant to the provisions of the Guarantee; provided, however, that the Parent shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the principal of and, premium, if any, and interest on and any other amounts payable in respect of any Note shall have been paid in full.

Section 2.07.  Reinstatement. If any Holder is required by any court or otherwise to return to the Issuer or the Parent (or any trustee, liquidator, custodian or other similar official acting in relation to either the Issuer or the Parent) any amount paid by the Issuer or the Parent to such Holder, the Guarantee shall be reinstated in full force and effect to the extent theretofore discharged.

Section 2.08. Notation of Guarantee Not Required.  The Parent acknowledges that the Guarantee shall remain in full force and effect notwithstanding the absence on any Note of a notation relating to the Guarantee.

Section 2.09. Release of the Parent. The Parent’s obligations under the Guarantee shall terminate upon satisfaction and discharge of the Indenture pursuant to Article 9 of the Second Supplemental Indenture.

Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect and reasonably satisfactory to the Trustee, the Trustee shall execute any documents (in form and substance reasonably satisfactory to the Trustee) reasonably required in order to evidence the release of the Parent pursuant to this Section 2.09 from its obligations under the Guarantee.

Section 2.10.  Benefits Acknowledged.  The Parent acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Guarantee and that the Guarantee and waivers made by the Parent pursuant to the Guarantee are knowingly made in contemplation of such benefits.

Section 2.11.  Obligations Under Indenture.  For the avoidance of doubt, the Parent shall not be bound by any obligations or covenants under the Indenture except as set forth in this Fourth Supplemental Indenture or as otherwise required by the Trust Indenture Act.

ARTICLE 3
Reporting Obligations

Section 3.01.  Amendment of Section 3.06 of the Second Supplemental Indenture. Section 3.06 of the Second Supplemental Indenture is hereby amended and restated to read in its entirety as follows:

So long as any Notes are outstanding, the Parent shall furnish half-year interim reports and annual reports (“Financial Reports”) to the Trustee and the Holders. Financial Reports posted on the internet website of the Roche group shall be deemed to have been furnished to the Trustee and Holders pursuant to this Section 3.06. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE 4
CONVERSION

Section 4.01.  Conversion of Notes.  In accordance with Section 5.06 of the Second Supplemental Indenture, from and after the date of this Fourth Supplemental Indenture, the Notes shall solely be convertible into the amount of cash (the “Applicable Consideration”) that holders of the Notes would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Notes been converted into a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger. Accordingly, each $1,000 principal amount of Notes shall hereafter be convertible, in lieu of shares of Common Stock, solely into an amount of cash equal to the Conversion Rate applicable upon the consummation of the Merger multiplied by the Offer Price.  The right of holders of Notes to convert the Notes into the Applicable Consideration and the provisions for conversion procedures settlement upon conversion set forth in Sections 5.01, 5.02 and 5.03 of the Second Supplemental Indenture shall continue to apply mutatis mutandis, to the extent applicable.

Section 4.02.  Adjustment to Shares Delivered Upon Make-Whole Fundamental Changes. Pursuant to Section 5.08(d)(ii) of the Second Supplemental Indenture, no adjustment to the Conversion Rate shall be made in connection with the Merger.

ARTICLE 5
Miscellaneous Provisions

Section 5.01.  Effectiveness; Construction.  This Fourth Supplemental Indenture shall become effective upon its execution and delivery by the Issuer, the Parent and the Trustee as of the date hereof and shall become effective as of the effective time of the Merger. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Fourth Supplemental Indenture shall henceforth be read and construed together.

Section 5.02.  Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 5.03.  Fourth Supplemental Controls. If there is any conflict or inconsistency between the Base Indenture or the Second Supplemental Indenture and this Fourth Supplemental Indenture, the provisions of this Fourth Supplemental Indenture shall control.

Section 5.04.  Trustee Matters.  The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Issuer and the Parent, jointly and severally, agrees to compensate, reimburse and indemnify the Trustee in accordance with the provisions of Section 7.7 of the Base Indenture.

Section 5.05.  No Third-Party Beneficiaries.  Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 5.06.  Severability.  In case any provision of this Fourth Supplemental Indenture (including the Guarantee) shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.

Section 5.07.  Headings.  The Article and Section headings of this Fourth Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Fourth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 5.08.  Successors.  All agreements of the Issuer and the Trustee in this Fourth Supplemental Indenture shall bind their respective successors.

Section 5.09.  Governing Law.  The Guarantee and this Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any provision thereof relating to conflicts of laws principles that would apply the laws of another jurisdiction.

Section 5.10.  Counterpart Signatures.  This Fourth Supplemental Indenture may be signed by the parties hereto in multiple counterparts. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

ARTICLE 6
Trustee

The Trustee accepts the amendment of the Indenture effected by this fourth Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer or for or with respect to (i) the validity, efficacy, or sufficiency of this Fourth Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer or the Parent as applicable, by corporate action or otherwise, or (iii) the due execution hereof by the Issuer or the Parent, as applicable, and the Trustee makes no representation with respect to any such matters.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

INTERMUNE, INC.

By:	/s/ Daniel G. Welch
Name: Daniel G. Welch
Title: Chairman, Chief Executive Officer
and President

[Signature page to Fourth Supplemental Indenture – 2017 Notes]

ROCHE HOLDINGS, INC.

By:	/s/ Bruce Resnick
Name: Bruce Resnick
Title: Vice President and Tax Counsel

[Signature page to Fourth Supplemental Indenture – 2017 Notes]

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name: Melonee Young
Title: Vice President

[Signature page to Fourth Supplemental Indenture – 2017 Notes]